THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR QUANTRX BIOMEDICAL CORPORATION SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.
QUANTRX BIOMEDICAL CORPORATION

Senior Secured Convertible Promissory Note
U.S. $1,407,246.58	Issuance Date: January 23, 2008
No.:	Maturity Date: January 23, 2009

FOR VALUE RECEIVED, the undersigned, QuantRx Biomedical Corporation, a Nevada corporation (the “Company”), hereby promises to pay to the order of Platinum Long Term Growth VII LLC, or any future permitted holder of this Senior Secured Convertible Promissory Note (the “Payee”), at the principal office of the Payee set forth herein, or at such other place as the holder may designate in writing to the Company, the principal sum of One Million Four Hundred and Seven Thousand Two Hundred Forty Six Dollars and Fifty-Eight Cents ($1,407,246.58) or such other amount as may be outstanding hereunder, together with all accrued but unpaid interest, in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts and in immediately available funds, as provided in this Senior Secured Convertible Promissory Note (this “Note”).

1. Automatic Exchange of Principal and Interest into Qualified Financing.  The outstanding principal amount of this Note together with all accrued but unpaid interest hereunder (the “Outstanding Balance”), shall automatically, without any action on the part of the Payee or the Company be exchanged into securities issued in an Equity Financing (as defined below) or a combination of Equity Financings following the Issuance Date with gross proceeds totaling at least $5,660,000 (the “Qualified Financing”); provided, however, such $5,660,000 shall be reduced by the principal amount represented by this Note and the Other Notes (as defined below) up to an aggregate maximum (together with this Note) of $2,250,000 issued by the Company; provided, further, that for purposes of determining the number of equity securities, including warrants issued in such Qualified Financing, to be received by the Payee upon such exchange, the Payee shall be deemed to have tendered 115% of the Outstanding Balance of this Note as payment of the purchase price in the Qualified Financing. Upon such exchange pursuant to a Qualified Financing, the Payee shall be deemed to be a purchaser in such Qualified Financing and shall be granted all material rights afforded a purchaser in the Qualified Financing. For purposes of this Note, “Equity Financing” shall mean the issuance and sale by the Company of its equity securities, or securities convertible into its equity securities, the primary purpose of which is to raise capital for the Company, provided, however, that an Equity Financing shall not be deemed to include the following issuances: (1) shares of common stock issuable or issued to employees, independent contractors, consultants, directors or vendors of this Company directly or pursuant to a stock option plan, restricted stock plan or other agreement approved by the Board of Directors of this Company; (2) shares of common stock issued for the purpose of (I) a joint venture, technology licensing or research and development activity, (II) distribution or manufacture of the Company’s products or services, or (III) any other transaction involving a corporate partner that is primarily for a purpose other than raising capital through the sale of equity securities; (3) shares of common stock issuable upon conversion of shares of preferred stock; (4) securities issued for the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets of such corporation or other reorganization; (5) securities issued as a dividend or distribution on preferred stock; (6) securities issued as a dividend on common stock where the Company declares or pays a common stock dividend on the preferred stock in the same manner as declared or paid on the common stock; (7) shares of common stock issuable or shares of preferred stock issuable upon conversion or exercise of options, warrants, notes or other securities or rights granted pursuant to a loan or commercial lease transaction; or (8) by way of dividend or other distribution on shares of common stock excluded from the definition of additional stock by the foregoing clauses (1), (2), (3), (4), (5), (6), (7), or this clause (8). Notwithstanding the above, the Company shall give the Payee at least 10 business days’ prior written notice of a Qualified Financing and shall honor all Conversion Notices delivered by the Payee prior to the date of such Qualified Financing. If a Qualified Financing is comprised of a combination of Equity Financings, the Payee may elect the Equity Financing into which the Outstanding Balance automatically converts, provided that such Equity Financing has gross proceeds totaling at least $1 million (exclusive of the conversion of the Outstanding Balance). Notwithstanding anything to the contrary contained herein, the Platinum Follow-On Investment and the issuance of the Other Notes shall not be deemed to be an Equity Financing hereunder.

2. Voluntary Conversion of Principal and Interest. Subject to the terms of this Section 2, the Payee shall have the right, prior to the Maturity Date, at the Payee’s sole option, to convert the Outstanding Balance (the “Conversion Option”) into such number of fully paid and non-assessable shares of the Company’s common stock (the “Conversion Shares”) as is determined in accordance with the following formula: the Outstanding Balance divided by $0.50 (the “Conversion Price”). If the Payee desires to exercise the Conversion Option, the Payee shall, by personal delivery or nationally-recognized overnight carrier, surrender the original of this Note and give written notice to the Company (the “Conversion Notice”), which Conversion Notice shall (a) state the Payee’s election to exercise the Conversion Option, and (b) provide for a representation and warranty of the Payee to the Company that, as of the date of the Conversion Notice, the Payee has not assigned or otherwise transferred all or any portion of the Payee’s rights under this Note to any third parties. The Company shall, as soon as practicable thereafter, but in no event greater than seven (7) business days, issue and deliver to the Payee the number of Conversion Shares to which the Payee shall be entitled upon exercise of the Conversion Option.

3. Mandatory Conversion of Principal and Interest. Subject to an effective registration statement covering all of the Conversion Shares, if the closing bid price of the Company's common stock is equal to or greater than 250% of the Conversion Price for ten (10) consecutive trading days, then the Outstanding Balance shall be automatically converted, without any action on the part of the Payee or the Company, into Conversion Shares as is determined in accordance with the following formula: the Outstanding Balance divided by the Conversion Price.

4. Seniority and Ranking; Covenants. This Note shall rank senior to the Company’s currently issued and outstanding indebtedness and equity securities; provided, however, this Note shall rank pari-passu with respect to certain other senior secured convertible promissory notes of the Company of like tenor herewith and on substantially the same terms hereof (including, without limitation, with respect to conversion price) (the “Other Notes”), in an aggregate principal amount not to exceed $2,250,000, inclusive of this Note and excluding the PIK Notes (as defined below in Section 5(b)) (this Note together with the Other Notes and the PIK Notes shall be referred to as the “Notes”). The Company may not issue any new indebtedness while at least 50% of the original principal amount of the issued Notes in the aggregate remain outstanding, other than the PIK Notes, the Other Notes and indebtedness incurred in the ordinary course of business, without the consent of the holders of at least 75% of the principal amount of the then outstanding Notes. Further, the Company agrees that, for so long as this Note is outstanding, without the consent of the holders of at least 75% of the principal amount of the then outstanding Notes:

(a) the Company shall not enter into, create, incur, assume or suffer to exist any liens, security interests, charges, claims or other encumbrances of any kind (collectively, “Liens”) on or with respect to any of its assets now owned or hereafter acquired or any interest therein or any income or profits therefrom other than (i) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP; (ii) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; and (iii) Liens arising pursuant to the Security Documents (as defined in the Letter Loan Agreement, dated as of the date hereof, between the Company and the Payee);

(b) the Company shall comply in all material respects with its obligations under this Note, the Other Notes and the other Loan Documents (as defined in the Letter Loan Agreement, dated as of the date hereof, between the Company and the Payee);

(c) the Company shall not (i) merge or consolidate or, other than in the ordinary course of its business, sell or dispose of all its assets or any substantial portion thereof (other than, with respect to its intellectual property, pursuant to licensing agreements determined to be in the best interests of the Company by its Board of Directors) or (ii) in any way or manner alter its organizational structure or effect a change of entity;

(d) the Company shall comply with law in all material respects and duly observe and conform in all material respects to all valid requirements of governmental authorities relating to the conduct of its business or to its properties or assets; and

(e) other than with respect to transactions with Fluoropharma, Inc. and Genomics USA, Inc., the Company shall not engage in any transactions with any officer, director, employee or any affiliate of the Company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $50,000, other than (i) for payment of reasonable salary for services actually rendered, and the issuance of options to purchase shares of Common Stock pursuant to the Company’s equity compensation plans, each as approved by the Board of Directors of the Company as fair in all respects to the Company, and (ii) reimbursement for expenses incurred on behalf of the Company.

5. Principal and Interest Payments.

(a) The Company shall repay the entire Outstanding Balance on January 23, 2009 (the “Maturity Date”).

(b)  Interest on the outstanding principal balance of this Note shall accrue at a rate of ten percent (10%) per annum. Interest on the outstanding principal balance of this Note shall be computed on the basis of the actual number of days elapsed and a year of three hundred and sixty-five (365) days and shall be payable quarterly in arrears, on the last day of each calendar quarter, in cash. At the Payee’s sole option, the Payee may elect to receive the accrued and unpaid interest in additional Senior Secured Convertible Promissory Notes (the “PIK Notes”) with a principal amount equal to the calculated interest amount. Furthermore, upon the occurrence of an Event of Default, then to the extent permitted by law, the Company will pay interest to the Payee, payable on demand, on the outstanding principal balance of this Note from the date of the Event of Default until payment in full at the rate of twelve percent (12%) per annum.

(c) At any time prior to the Maturity Date, with ten (10) days prior written notice, the Company, at its sole option, may prepay this Note in cash for an amount equal to 106% of the outstanding principal balance of the Notes plus 100% of all accrued but unpaid interest on such Note(s). All payments made on account of the indebtedness evidenced by this Note shall be applied first to accrued but unpaid interest, if any, and the remainder shall be applied to principal. The Company shall honor all Conversion Notices delivered by the Payee prior to the date of such prepayment.

6. Issuance of Warrants. In consideration of the loan evidenced by this Note, the Payee shall be issued 25,000 common stock purchase warrants for every $100,000 of new principal invested in the Notes in the form attached as Exhibit B to the Letter Loan Agreement, dated as of the date hereof, between the Company and the Payee.

7. Most Favored Nations Exchange Right. So long as this Note remains outstanding, if the Company enters into any Equity Financing that is not a Qualified Financing, then the Payee in its sole discretion may exchange this Note for the securities issued or to be issued in such Equity Financing. In the event of such exchange, the Payee shall be deemed to have tendered 115% of the Outstanding Balance of this Note as payment of the purchase price in such financing.

8. Certain Conversion Restrictions.

   (a)  Notwithstanding anything to the contrary set forth in this Note, at no time may a Payee of this Note convert this Note if the number of shares of the Company’s common stock to be issued pursuant to such conversion would cause the number of shares of the Company’s common stock beneficially owned by the Payee at such time to exceed, when aggregated with all other shares of the Company’s common stock beneficially owned by such Payee at such time, the number of shares of the Common Stock which would result in such Payee beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.99% of all of the Company’s common stock outstanding at such time; provided, however, that upon the Payee of this Note providing the Company with sixty-one (61) days notice (pursuant to Section 17 hereof) (the “4.99% Waiver Notice”) that such Payee would like to waive this Section 8(a) with regard to any or all shares of the Company’s common stock issuable upon conversion of this Note, this Section 8(a) will be of no force or effect with regard to all or a portion of this Note referenced in the 4.99% Waiver Notice.

(b) Notwithstanding anything to the contrary set forth in this Note, at no time may a Payee of this Note convert this Note if the number of shares of the Company’s common stock to be issued pursuant to such conversion would cause the number of shares of the Company’s common stock beneficially owned by the Payee at such time to exceed, when aggregated with all other shares of the Company’s common stock beneficially owned by such Payee at such time, the number of shares of the Common Stock which would result in such Payee beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of all of the Company’s common stock outstanding at such time; provided, however, that upon the Payee of this Note providing the Company with sixty-one (61) days notice (pursuant to Section 17 hereof) (the “9.99% Waiver Notice”) that such Payee would like to waive this Section 8(b) with regard to any or all shares of the Company’s common stock issuable upon conversion of this Note, this Section 8(b) will be of no force or effect with regard to all or a portion of this Note referenced in the 9.99% Waiver Notice.

(c)  In the event of an automatic exchange pursuant to Section 1 hereof or a mandatory conversion pursuant to Section 3 hereof, if the Payee would beneficially own, upon such conversion or exchange, as the case may be, when aggregated with all other shares of the Company’s common stock beneficially owned by such Payee at such time, the number of shares of he Company’s common stock which would result in such Payee beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.99% or 9.99% of all of the Company’s common stock outstanding at such time, the Payee shall be issued (i) the number of shares of the Company’s common stock, rounded to the nearest whole share, that would bring such Holder’s beneficial ownership of share of the Company’s common stock as close to, but not exceeding 4.99% or 9.99%, as the case may be, and (ii) shares of series of convertible preferred stock with a nominal liquidation preference substantially in the form attached hereto as Exhibit A, convertible into the number of shares of the Company’s common stock equal to the difference between the aggregate number of shares of the Company’s common stock to be issued to such Holder pursuant to the automatic exchange pursuant to Section 1 or a mandatory conversion pursuant to Section 3 as the case may be, and the actual number of shares of the Company’s common stock issued in accordance with this Section 8(c)(i).

9. Registration Rights. Provided that the Qualified Financing has not been completed on or before the March 31, 2008, the holders of the Notes together as a class (subject to majority approval of the then Outstanding Balance of the Notes) shall have a one-time demand registration right covering the Conversion Shares of the Notes (the “Demand Registration Right”). If such majority of the holders desire to exercise the Demand Registration Right, a representative of the holders as a class shall, by personal delivery or nationally-recognized overnight carrier, give written notice to the Company (the “Demand Registration Notice”), which Demand Registration Notice shall state the holders election to exercise the Demand Registration Right. The Company shall, within thirty (30) days of receiving the Demand Registration Notice, file a registration statement covering the Conversion Shares to which the holders shall be entitled upon exercise of the Conversion Option.

10. Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

11. Representations and Warranties of the Company. The Company represents and warrants to the Payee as follows:

(a) The Company has been duly incorporated and is validly existing and in good standing under the laws of the state of Nevada, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted.

(b) This Note has been duly authorized, validly executed and delivered on behalf of the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors' rights generally, and the Company has full power and authority to execute and deliver this Note and to perform its obligations hereunder.

(c) The execution, delivery and performance of this Note will not (i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) the Company's certificate of incorporation or by-laws, or (B) any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its material properties or assets is bound, (ii) result in a violation of any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company, or any of its material properties or assets or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of the Company or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject.

(d) No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Note.

12. Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Note:

(a) the Company shall fail to make the payment of any amount of any principal outstanding for a period of seven (7) business days after the date such payment shall become due and payable hereunder; or

(b) the Company shall fail to make any payment of interest for a period of seven (7) business days after the date such interest shall become due and payable hereunder; or

(c) any representation, warranty or certification made by the Company herein or in any certificate or financial statement shall prove to have been materially false or incorrect or breached in a material respect on the date as of which made, or the Company shall have failed to comply with any of its material obligations hereunder; or

(d) the holder of any indebtedness of the Company or any of its subsidiaries shall accelerate any payment of any amount or amounts of principal or interest on any indebtedness (the “Indebtedness”) (other than the Indebtedness hereunder) prior to its stated maturity or payment date the aggregate principal amount of which Indebtedness of all such persons is in excess of $100,000, whether such Indebtedness now exists or shall hereinafter be created, and such accelerated payment entitles the holder thereof to immediate payment of such Indebtedness which is due and owing and such indebtedness has not been discharged in full or such acceleration has not been stayed, rescinded or annulled within ten (10) business days of such acceleration; or

(e) A judgment or order for the payment of money shall be rendered against the Company or any of its subsidiaries in excess of $100,000 in the aggregate (net of any applicable insurance coverage) for all such judgments or orders against all such persons (treating any deductibles, self insurance or retention as not so covered) that shall not be discharged, and all such judgments and orders remain outstanding, and there shall be any period of sixty (60) consecutive days following entry of the judgment or order in excess of $100,000 or the judgment or order which causes the aggregate amount described above to exceed $100,000 during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(f) the Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors' rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), or (vi) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

(g) a proceeding or case shall be commenced in respect of the Company or any of its subsidiaries without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) consecutive days or any order for relief shall be entered in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic) against the Company or any of its subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Company or any of its subsidiaries and shall continue undismissed, or unstayed and in effect for a period of thirty (30) consecutive days.

13. Remedies Upon An Event of Default. If an Event of Default shall have occurred and shall be continuing, the Payee of this Note may at any time at its option, (a) declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable; provided, however, that upon the occurrence of an Event of Default described in (i) Sections 12(f) and (g), without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Company, the outstanding principal balance and accrued interest hereunder shall be automatically due and payable, and (ii) Sections 12(a) through (e), the Payee may exercise or otherwise enforce any one or more of the Payee's rights, powers, privileges, remedies and interests under this Note or applicable law. No course of delay on the part of the Payee shall operate as a waiver thereof or otherwise prejudice the right of the Payee. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise. Notwithstanding the foregoing, Payee agrees that its rights and remedies hereunder are limited to receipt of cash or shares of the Company’s equity securities, at the Payee’s option, in the amounts described herein.

14. Replacement. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Note and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Company, or (z) in the case of mutilation, the Note (surrendered for cancellation), the Company shall execute and deliver a new Note of like tenor and date. However, the Company shall not be obligated to reissue such lost, stolen, destroyed or mutilated Note if the Payee contemporaneously requests the Company to convert such Note.

15. Parties in Interest, Transferability. This Note shall be binding upon the Company and its successors and assigns and the terms hereof shall inure to the benefit of the Payee and its successors and permitted assigns. This Note may be transferred or sold, subject to the provisions of Section 24 of this Note, or pledged, hypothecated or otherwise granted as security by the Payee.

16. Amendments. This Note may not be modified or amended in any manner except in writing executed by the Company and the Payee.

17. Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The Company will give written notice to the Payee at least thirty (30) days prior to the date on which the Company closes its books or takes a record (x) with respect to any dividend or distribution upon the common stock of the Company, (y) with respect to any pro rata subscription offer to holders of common stock of the Company or (z) for determining rights to vote with respect to a dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to the Payee at least twenty (20) days prior to the date on which dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to the Payee prior to such information being made known to the public.

Address of the Payee:	Platinum Long Term Growth VII LLC
152 West 57th Street, 54th Floor
New York, New York 10019
Attention: Michael Goldberg
Tel. No.: (212) 271-7895
Fax No.: (212) 271-7855

Address of the Company:	QuantRx Biomedical Corporation
100 S. Main Street, Suite 300
Doylestown, PA 18901
Attn.: Mr. Walter Witoshkin
Tel. No.: (267) 880-1595
Fax No.: (267) 880-1596

With a copy to:	Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue, Floor 14
New York, NY 10166
Attn.: Michael D. Helsel, Esq.

18. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

19. Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

20. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Payee's right to pursue actual damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Payee and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Payee and that the remedy at law for any such breach may be inadequate. Therefore the Company agrees that, in the event of any such breach or threatened breach, the Payee shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

21. Failure or Indulgence Not Waiver. No failure or delay on the part of the Payee in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

22. Enforcement Expenses. The Company agrees to pay all costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys' fees and expenses.

23. Binding Effect. The obligations of the Company and the Payee set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

24. Compliance with Securities Laws. The Payee of this Note acknowledges that this Note is being acquired solely for the Payee's own account and not as a nominee for any other party, and for investment, and that the Payee shall not offer, sell or otherwise dispose of this Note other than in compliance with the laws of the United States of America and as guided by the rules of the Securities and Exchange Commission. This Note and any Note issued in substitution or replacement therefore shall be stamped or imprinted with a legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR QUANTRX BIOMEDICAL CORPORATION SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

25. Severability. The provisions of this Note are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect such provision in any other jurisdiction or any other provision of this Note in any jurisdiction.

26. Consent to Jurisdiction. Each of the Company and the Payee (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Payee consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 17 hereof and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 26 shall affect or limit any right to serve process in any other manner permitted by law.

27. Company Waivers. Except as otherwise specifically provided herein, the Company and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Company liable for the payment of this Note, AND DO HEREBY WAIVE TRIAL BY JURY.

(a) No delay or omission on the part of the Payee in exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Payee, nor shall any waiver by the Payee of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

(b) THE COMPANY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE PAYEE OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

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IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first written above.

QuantRx Biomedical Corporation

By:
Walter W. Witoshkin
Chairman & CEO

ACCEPTED AND AGREED:

Platinum Long Term Growth VII LLC

By:
Name:
Title:

Exhibit A

[Form of Certificate of Designation]